UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 3, 2006

IKANOS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-51532	73-1721486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47669 Fremont Boulevard
Fremont, CA 94538

(Address of principal executive offices, including zip code)

(510) 979-0400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Adoption of 2006 Executive Bonus Plan

At a meeting held on February 3, 2006 (the “Meeting”), the Compensation Committee (the “Committee”) of the Board of Directors of Ikanos Communications, Inc. (the “Company”) adopted the Executive Bonus Plan for the fiscal year 2006 (the “Executive Bonus Plan”).  Pursuant to the Executive Bonus Plan, the Company’s corporate vice presidents may receive an annual payment of performance-based compensation based on the Company’s performance meeting or exceeding certain financial targets set in the annual operating plan and on each participant’s performance with respect to individual performance goals as approved by the Committee.  The target bonus amount for each participating executive officer is an amount equal to 40% of such officer’s salary.  The final amount of any bonus paid to a given officer shall be recommended by the Company’s Chief Executive Officer (the “CEO”) based on the CEO’s evaluation of such officer’s performance for the fiscal year as compared to such officer’s performance goals, subject to final approval of the Committee.

Adoption of 2006 Sales Compensation Plan for Vice President of Worldwide Sales

At the Meeting, the Committee also adopted the 2006 Sales Compensation Plan (the “Sales Compensation Plan”) and a related Plan Summary for Mr. Derek Obata, the Company’s Vice President of Worldwide Sales.  Pursuant to the Sales Compensation Plan, participants may receive performance-based compensation on a quarterly and an annual basis based on the Company’s achievement of certain financial targets for the same periods, as well as additional incentive compensation based on certain non-financial goals.  The Sales Compensation Plan calls for details with respect to performance thresholds and bonus amounts for each participant to be forth in a Plan Summary for such participant.

2005 Bonuses for Named Executive Officers

At the Meeting, the Committee also approved annual bonuses for fiscal year 2005.  The following table sets forth the annual bonus for each of the named executive officers for fiscal 2005:

Name and Position		Bonus
Rajesh Vashist	- President and CEO	$150,000

Derek Obata	- Vice President, Worldwide Sales	$137,789

Daniel K. Atler	- Chief Financial Officer	$46,000

Rouben Toumani	- Vice President of Systems Engineering	$28,100

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2006

IKANOS COMMUNICATIONS, INC.

By:	/s/ Daniel K. Atler
Daniel K. Atler Chief Financial Officer